Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com
Record September Year-to-Date Revenue at Six Flags
Active Pass Base up 9 Percent at End of September
GRAND PRAIRIE, Texas — October 23, 2018 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that revenue for the third quarter of 2018 increased $39 million or 7 percent from the third quarter of 2017 to $620 million. The revenue growth was primarily driven by a 5 percent increase in attendance to 13.6 million guests, and a 42 percent increase in sponsorship, international agreement and accommodations revenue.
Net income1 for the quarter increased $3 million or 2 percent compared to the prior year period, and diluted earnings per share increased 2 percent to $2.16, primarily due to the growth in the business and the positive impact of tax reform, partially offset by an increase in stock-based compensation related to accounting for the company’s Project 600 award. Adjusted EBITDA2 in the third quarter of 2018 increased $6 million or 2 percent to $307 million compared to the prior-year period. Cash operating costs, including associated lease expense, increased 14 percent in the quarter primarily due to our five newly acquired parks, which have significantly lower margins than our existing parks. Foreign currency translation3 had a negative impact on Adjusted EBITDA in the third quarter of $1 million.
“We were pleased to achieve record revenue and Adjusted EBITDA for the first nine months of 2018, and we are on track for our ninth record year in a row,” said Jim Reid-Anderson, Chairman, President and CEO. “Our five key growth initiatives provide a strong platform for growth for many years to come: we are increasing ticket yields; enhancing recurring revenue through our new membership and loyalty programs and expanding our operating calendar; growing in park revenue, especially culinary sales; expanding our domestic footprint via targeted acquisitions; and pursuing additional Six Flags-branded international parks.”
Total guest spending per capita for the third quarter of 2018 was $43.02, which was an improvement of $0.08 compared to the third quarter of 2017. Ticket price gains and sales of premium membership tiers were partially offset by lower per capita spending in our five newly acquired parks and the deferral of a portion of new membership revenue into 2019. Admissions per capita increased 1 percent to $25.86 and in-park spending per capita decreased 1 percent to $17.16.
For the first nine months of 2018, revenue was $1.2 billion, an 8 percent improvement compared to the prior-year period, driven primarily by 6 percent growth in attendance and a 23 percent increase in sponsorship, international agreement and accommodations revenue. Net income grew $21 million or 12 percent and diluted earnings per share increased 17 percent to $2.30 driven by the growth in the business and the positive impact of tax reform, partially offset by an increase in stock-based compensation related to the accounting for the company’s Project 600 award. Adjusted EBITDA increased $26 million or 6% to $458 million.
Attendance at the company’s parks for the first nine months of 2018 grew to 25.7 million guests, an increase of 6 percent as compared to the first nine months of 2017. The increase in attendance was primarily driven by the five newly acquired parks, the two new waterparks in Mexico and California, and the benefit of 365-day operations at Six Flags Magic Mountain. Guest spending per capita increased 1 percent to $43.15 for the first nine months of 2018, with admissions per capita increasing 3 percent to $25.59 and in-park spending per capita decreasing 1 percent to $17.56.
The Active Pass Base, which represents the total number of guests who are enrolled in the company’s membership program or have a season pass, increased 9 percent year-over-year as a result of the company’s continued success in upselling guests from single day tickets to memberships and season passes. The mix of memberships in the Active Pass Base significantly increased as a result of the company’s roll-out of a new, premium-tiered membership program. Members are the company’s most loyal and valuable guests, with higher retention rates and higher revenue—especially from the premium membership tiers — compared to traditional season passes. Deferred revenue of $193 million, a record high for the third quarter, increased by $14 million or 8 percent over September 30, 2017, primarily due to incremental sales of memberships, season passes, and all-season dining passes.

In the first nine months of 2018, the company invested $112 million in new capital projects and $23 million, less net working capital and other customary adjustments, to acquire the lease rights to five new parks; paid $198 million in dividends, or $0.78 per common share per quarter; and repurchased $81 million of its common stock. The authorized amount available for additional share repurchases as of September 30, 2018, was $262 million. Net debt as of September 30, 2018, calculated as total reported debt of $2,062 million less cash and cash equivalents of $69 million, was $1,994 million, representing a 3.7 times Adjusted EBITDA net leverage ratio.
Conference Call
At 8:00 a.m. Central Time tomorrow, October 24, 2018, the company will host a conference call to discuss its third quarter 2018 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through October 31, 2018 by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 1772361.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 25 parks across the United States, Mexico and Canada. For 57 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.
Footnotes

(1)
Defined as net income available to the company net of income attributable to non-controlling interests and is consistent with Net income attributable to Six Flags Entertainment Corporation in the accompanying financial statements.

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(3)	Constant Currency calculations assume prior year results for the company’s parks in Mexico and Canada are translated at current year foreign exchange rates.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Theme park admissions	$350,977	$331,244	$657,769	$604,105	$794,939	$734,248
Theme park food, merchandise and other	232,952	223,861	451,253	429,033	546,802	522,907
Sponsorship, international agreements and accommodations	35,891	25,313	85,182	69,180	109,219	84,477
Total revenue	619,820	580,418	1,194,204	1,102,318	1,450,960	1,341,632
Operating expenses (excluding depreciation and amortization shown separately below)	188,704	167,450	455,168	406,906	560,135	509,629
Selling, general and administrative expenses (excluding depreciation, amortization and stock-based compensation shown separately below)	55,600	47,369	144,735	135,833	190,669	178,144
Costs of products sold	50,081	45,951	100,064	91,021	119,417	110,165
Other net periodic pension benefit	(1,290)	(846)	(3,844)	(2,538)	(4,628)	(2,948)
Depreciation	29,008	27,962	84,335	80,776	112,765	107,675
Amortization	612	571	1,835	1,870	2,430	2,519
Stock-based compensation	10,183	(35,740)	30,772	(39,055)	47,130	(18,960)
Loss on disposal of assets	386	2,010	2,551	4,337	2,173	5,392
Interest expense, net	26,985	25,721	80,350	73,878	105,482	94,936
Loss on debt extinguishment	—	—	—	37,109	7	37,667
Other (income) expense, net	(130)	375	2,159	40	2,390	(285)
Income before income taxes	259,681	299,595	296,079	312,141	312,990	317,698
Income tax expense (benefit)	55,260	98,665	59,498	97,128	(21,604)	100,817
Net income	204,421	200,930	236,581	215,013	334,594	216,881
Less: Net income attributable to noncontrolling interests	(20,004)	(19,605)	(40,007)	(39,210)	(40,007)	(39,210)
Net income attributable to Six Flags Entertainment Corporation	$184,417	$181,325	$196,574	$175,803	$294,587	$177,671

Weighted-average common shares outstanding:
Basic:	84,143	84,480	84,087	87,676	84,118	88,711
Diluted:	85,516	85,876	85,504	89,434	85,675	90,545

Net income per average common share:
Basic:	$2.19	$2.15	$2.34	$2.01	$3.50	$2.00
Diluted:	$2.16	$2.11	$2.30	$1.97	$3.44	$1.96

Balance Sheet Data

	As of
(Amounts in thousands)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$68,557	$77,496
Total assets	2,633,435	2,456,676

Deferred revenue	192,925	142,014
Long-term debt	2,062,467	2,021,178

Redeemable noncontrolling interests	514,002	494,431

Total stockholders' deficit	(515,213)	(505,112)

Shares outstanding	84,394	84,488

SIX FLAGS ENTERTAINMENT CORPORATION

Definition and Reconciliation of Non-GAAP Financial Measures
We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.
However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.
The following table sets forth a reconciliation of net income to Adjusted EBITDA for the three months, nine months and twelve months ended September 30, 2018 and September 30, 2017:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income	$204,421	$200,930	$236,581	$215,013	$334,594	$216,881
Income tax expense (benefit)	55,260	98,665	59,498	97,128	(21,604)	100,817
Other (income) expense, net	(130)	375	2,159	40	2,390	(285)
Loss on debt extinguishment	—	—	—	37,109	7	37,667
Interest expense, net	26,985	25,721	80,350	73,878	105,482	94,936
Loss on disposal of assets	386	2,010	2,551	4,337	2,173	5,392
Amortization	612	571	1,835	1,870	2,430	2,519
Depreciation	29,008	27,962	84,335	80,776	112,765	107,675
Stock-based compensation	10,183	(35,740)	30,772	(39,055)	47,130	(18,960)
Impact of Fresh Start valuation adjustments (2)	5	10	12	29	23	52
Modified EBITDA (3)	326,730	320,504	498,093	471,125	585,390	546,694
Third party interest in EBITDA of certain operations (4)	(20,004)	(19,605)	(40,007)	(39,210)	(40,007)	(39,210)
Adjusted EBITDA (3)	$306,726	$300,899	$458,086	$431,915	$545,383	$507,484

Weighted-average common shares outstanding — basic:	84,143	84,480	84,087	87,676	84,118	88,711

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the three months, nine months and twelve months ended September 30, 2018 and September 30, 2017:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net cash provided by operating activities	$207,320	$246,790	$342,011	$379,656	$407,422	$468,137
Changes in working capital	79,944	40,949	54,900	7,186	52,184	(28,628)
Interest expense, net	26,985	25,721	80,350	73,878	105,482	94,936
Income tax expense (benefit)	55,260	98,665	59,498	97,128	(21,604)	100,817
Amortization of debt issuance costs	(1,006)	(960)	(2,972)	(3,101)	(3,932)	(4,273)
Other expense (income), net	174	979	(1,045)	2,354	(6,044)	4,811
Interest accretion on notes payable	(337)	(333)	(1,007)	(723)	(1,340)	(814)
Changes in deferred income taxes	(41,615)	(91,317)	(33,654)	(85,282)	53,199	(88,344)
Impact of Fresh Start valuation adjustments (2)	5	10	12	29	23	52
Third party interest in EBITDA of certain operations (4)	(20,004)	(19,605)	(40,007)	(39,210)	(40,007)	(39,210)
Capital expenditures	(21,709)	(19,348)	(112,242)	(116,548)	(130,390)	(144,572)
Cash paid for interest, net	(30,737)	(29,850)	(81,391)	(76,676)	(100,004)	(82,090)
Cash taxes (5)	(9,827)	(5,320)	(24,659)	(11,179)	(27,953)	(14,446)
Adjusted Free Cash Flow (6)	$244,453	$246,381	$239,794	$227,512	$287,036	$266,376

Weighted-average common shares outstanding — basic:	84,143	84,480	84,087	87,676	84,118	88,711

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next two years. Cash taxes paid represents statutory taxes paid, primarily driven by Mexico and state level obligations.

(6)
Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.